EXHIBIT 99.1

NEWS RELEASE

Contact:    Kathy Liebmann                                                      (734) 241-2438                                                                 kathy.liebmann@la-z-boy.com

MONROE, MI.   August 5, 2010—La-Z-Boy Incorporated (NYSE: LZB) President and CEO, Kurt L. Darrow, today commented on business trends in anticipation of meeting with analysts and investors at the BB&T Capital Markets investor conference in San Francisco on Tuesday, August 10, 2010.

Darrow stated, “Our results for the fiscal 2011 first quarter were impacted negatively by a number of factors, including higher raw material costs, supply chain disruptions and delays, Hurricane Alex, which affected shipping from our Mexican-based cut-and-sew operations and inefficiencies at the Mexico facility as we complete the transition of all custom cut-and-sewn product from our U.S. operations.  In addition to seasonality playing a role in terms of overall volume levels during the quarter, the storm in Mexico washed out roads, delaying the transport of cut-and-sewn kits to our U.S.-based facilities. As a result of the supply chain disruptions and delays, our U.S. plants did not run as planned during July and we were required to move approximately $10 million of orders from production in July into August.  Accordingly, we anticipate reporting relatively flat to slightly increased sales for the first quarter of fiscal 2011 and earnings per share in a break-even range.”

Darrow continued, “Together, those factors prevented us from achieving previous operating efficiency levels during the first quarter of fiscal 2011.  For the previous five quarters, we have demonstrated solid and consistent performance in our upholstery segment, reflecting the various lean initiatives and cellular production processes instituted throughout our operations. We believe many of the issues that reduced our first-quarter production levels are behind us.  Raw material pricing has been on the decline from its peak in the May-through-June period, supply chain disruptions are being minimized and our Mexico facility is improving its efficiencies.  Importantly, the issues faced during the quarter are not systemic to our business and historically our first quarter is not indicative of our performance for the remainder of the year.  As an example, in last year’s first quarter, we earned $0.04 per share and earned $0.62 for the full year.”

La-Z-Boy Incorporated will announce its fiscal 2011 first-quarter results on Tuesday, August 17, 2010, with a conference call scheduled for Wednesday, August 18, 2010, at 8:30 a.m. eastern time.  Details of the call will be issued the week prior to the results announcement.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) continued economic recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) continued energy and other commodity price changes; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions, product recalls or costs; (i) restructuring actions; (j) changes in the domestic or international regulatory environment; (k) adopting new accounting principles; (l) severe weather or other natural events such as hurricanes, earthquakes and tornadoes; (m) our ability to procure fabric rolls and leather hides or cut and sewn fabric and leather sets domestically or abroad; (n) fluctuations in our stock price; (o) information technology system failures; and (p) the matters discussed in Item 1A of our fiscal 2010 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to, and expressly disclaim any such obligation to, update, alter or revise any forward-looking statements, whether to reflect new information, new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://www.la-z-boy.com/About/Investor-Relations/Sec-Filings/.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://www.la-z-boy.com/About/Investor-Relations/Email-Alerts/

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The operating units in the Casegoods Group consist of two groups, one including American Drew, Lea and Hammary, and the second being Kincaid.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 306 stand-alone La-Z-Boy Furniture Galleries® stores and 510 independent Comfort Studios®, in addition to in-store gallery programs for the company’s Kincaid, England and Lea operating units. Additional information is available at http://www.la-z-boy.com/.